As filed with the Securities and Exchange Commission on September 24, 2025

Registration No. 333 - __________

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________________________

WORTHINGTON ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Ohio	31-1189815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Old Wilson Bridge Road, Columbus, Ohio 43085

(Address of Principal Executive Offices) (Zip Code)

Worthington Enterprises, Inc. 2025 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Patrick D. Kennedy, Esq.

Vice President, General Counsel and Secretary

Worthington Enterprises, Inc.

200 West Old Wilson Bridge Road

Columbus, Ohio 43085

(614) 438-3210

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Chadwick P. Reynolds, Esq.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

(614) 464-6340

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

On September 23, 2025, at the 2025 annual meeting of shareholders of Worthington Enterprises, Inc., an Ohio corporation (the “Registrant”), the Registrant’s shareholders approved the Worthington Enterprises, Inc. 2025 Equity Plan for Non-Employee Directors (the “Plan”). The Plan provides for the issuance of 1,000,000 common shares, without par value, of the Registrant (the “Common Shares”) and an indeterminate number of additional Common Shares that may become issuable under the terms of the Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the Common Shares.

The Registrant is filing this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the 1,000,000 Common Shares authorized for issuance under the Plan. Having received shareholder approval of the Plan, the Registrant will not issue any new awards under the Worthington Industries, Inc. Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors (the “Prior Plan”), which was the predecessor to the Plan. On or about the date hereof, the Registrant is also filing a post-effective amendment to the previously filed registration statement on Form S-8, Registration No. 333-177237 filed on October 11, 2011 (the “Prior Registration Statement”), to withdraw from registration all Common Shares registered under the Prior Registration Statement that remain unissued under the Prior Plan as of September 23, 2025 (other than Common Shares issuable upon the settlement of awards outstanding under the Prior Plan as of September 23, 2025).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows the Registrant to “incorporate by reference” in this Registration Statement the information in documents that the Registrant files with the Commission, which means that important information can be disclosed by referring to those documents. The information incorporated by reference is considered to be a part of this Registration Statement. The following documents, filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

•
the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025, filed by the Registrant with the Commission on July 30, 2025 (the “2025 Form 10-K”), including the portions of the Registrant’s definitive proxy statement on Schedule 14A for the Registrant’s 2025 annual meeting of shareholders filed by the Registrant with the Commission on August 13, 2025, incorporated by reference into the 2025 Form 10-K;
•
the Registrant’s Current Reports on Form 8-K (only to the extent filed and not furnished) filed by the Registrant with the Commission on June 20, 2025, June 24, 2025, June 30, 2025, and September 23, 2025;
•
the description of the Common Shares included in Exhibit 4.13 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended May 31, 2019, filed by the Registrant with the Commission on August 30, 2019, or contained in any subsequent amendment or report filed for the purpose of updating such description; and
•
all reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the 2025 Form 10-K.

All documents which may be filed by the Registrant with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8‑K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission, such information or exhibit shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the Ohio Revised Code (the “ORC”), the Registrant’s Amended Articles of Incorporation, the Registrant’s Code of Regulations and the indemnification agreements with the Registrant’s directors and officers.

Ohio General Corporation Law (ORC Chapter 1701)

Section 1701.13(E) of the ORC provides that an Ohio corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another entity against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if the person had no reasonable cause to believe the person’s conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent provided in the court order or in any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the ORC. Indemnification may be made if ordered by a court or if authorized in each specific case by a majority vote of a quorum consisting of the directors of the indemnifying corporation who are not a party to or threatened with any such action, suit or proceeding. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.

Section 1701.13(E) of the ORC provides that the indemnification thereby permitted shall not be exclusive of, and shall be in addition to, any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Further, a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or the code of regulations of a corporation shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

Code of Regulations of the Registrant

The Registrant’s Code of Regulations provides for broader indemnification than specifically afforded under Section 1701.13(E) of the ORC. The Registrant’s Code of Regulations provides that the Registrant must indemnify officers and directors against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending, threatened or completed action, suit or proceeding (whether criminal, civil, administrative or investigative and whether or not instituted by or in the right of the Registrant) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of the Registrant or is or was serving at the request of the Registrant as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual’s act or omission giving rise to the claim for indemnification was not occasioned by such individual’s intent to cause injury to, or by such individual’s reckless disregard for the best interests of, the Registrant and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual’s conduct was unlawful. The Registrant’s Code of Regulations forbids the Registrant from indemnifying an officer or director in an action or suit instituted by or in the right of the Registrant if such person is adjudged to be liable for an act or omission occasioned by such person’s deliberate intent to cause injury to, or by such person’s reckless disregard for the best interests of, the Registrant unless and only to the extent the Court of Common Pleas in Franklin County, Ohio, or the court in which the action was brought, despite such adjudication of liability and in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper.

The Registrant’s Code of Regulations recites a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a person claiming indemnification was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, the Registrant and, with respect to any criminal matter, that such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendre or its equivalent, does not, by itself, rebut this presumption.

The Registrant’s Code of Regulations states that, to the extent an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such officer or director must be promptly indemnified by the Registrant against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him or her in connection therewith.

The Registrant’s Code of Regulations states that an indemnitee’s expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) must be paid by the Registrant in advance of the final disposition of the action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred, but only if such officer or director first agrees, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which such person shall have not been successful on the merits or otherwise, if it is proved by clear and convincing evidence in a court of competent jurisdiction that, in respect of any such claim, issue or other matter, such person’s relevant action or failure to act was occasioned by his or her deliberate intent to cause injury to the Registrant or his or her reckless disregard for the best interests of the Registrant, unless, and only to the extent that, the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought determines that, despite such determination and in view of all of the circumstances, such officer or director is fairly and reasonably entitled to all or part of such indemnification.

The Registrant’s Code of Regulations states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights to which any person seeking indemnification may be entitled under the Registrant’s articles or regulations, any agreement, a vote of the Registrant’s disinterested directors or otherwise. Additionally, the Registrant’s Code of Regulations provides that the Registrant may purchase and maintain insurance or furnish similar protection on behalf of any person who is or was a director, officer, employee, agent or volunteer of the Registrant, or who is or was serving as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or entity at the request of the Registrant, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the obligation or power to indemnify such person under the Registrant’s Code of Regulations. The Registrant’s Code of Regulations also authorizes the Registrant to purchase and maintain trust funds, letters of credit or self-insurance for or on behalf of any person who is or was a director, officer, employee, agent or volunteer of the Registrant or who is serving or has served another entity at the Registrant’s request.

Indemnification Agreements

The Registrant enters into indemnification agreements with its directors and certain officers. The indemnification agreements generally obligate the Registrant to hold harmless and indemnify such directors and officers against specified expenses and liabilities they may incur in the performance of their respective duties to the greatest extent permitted by Ohio law, provided that (1) such directors and officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful and (2) with respect to proceedings by or in the right of the Registrant, such directors and officers were not adjudged to be liable to the Registrant for (a) an act or omission undertaken with deliberate intent to cause injury to the Registrant or with reckless disregard for the best interests of the Registrant or (b), with respect to directors, approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the ORC. The indemnification agreements also require the Registrant to advance expenses to a director or an officer prior to the final disposition of a proceeding if specified conditions are satisfied. The indemnification agreements provide procedures for determining a director’s or an officer’s entitlement to indemnification and specify certain remedies relating to indemnification and advancement of expenses. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which a director or an officer may be entitled under the Registrant’s articles or regulations, applicable law (including the ORC), any insurance policy, any contract or otherwise.

Directors and Officers Insurance

The Registrant maintains, and in the future may continue to maintain, insurance policies under which present or former directors, officers, members and managers of, and certain persons holding equivalent positions with, the Registrant and its subsidiaries are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that may be imposed as a result of such actions, suits or proceedings, to which these individuals are parties by reason of being or having been directors or officers of the Registrant or directors, officers, members or managers (or other equivalent positions), as applicable, of its subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Registrant hereby incorporates by reference the Index to Exhibits to this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit	Location
4.1	Amended Articles of Incorporation of Worthington Enterprises, Inc. (This document represents the Registrant’s articles of incorporation in compiled form incorporating all amendments.)	Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2023.
4.2	Code of Regulations of Worthington Enterprises, Inc. (This document represents the Registrant’s code of regulations in compiled form incorporating all amendments.)	Incorporated herein by reference to Exhibit 3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2000.
4.3	Worthington Enterprises, Inc. 2025 Equity Plan for Non-Employee Directors	Filed herewith
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP	Filed herewith
23.1	Consent of KPMG LLP with respect to consolidated financial statements of Worthington Enterprises, Inc.	Filed herewith
23.2	Consent of KPMG LLP with respect to consolidated financial statements of Worthington Armstrong Venture	Filed herewith
23.3	Consent of Deloitte & Touche LLP with respect to consolidated financial statements of Clarkwestern Dietrich Building Systems, LLC	Filed herewith
23.4	Consent of Vorys, Sater, Seymour and Pease LLP	Included in Exhibit 5.1 filed herewith
24.1	Powers of Attorney	Filed herewith
107.1	Calculation of Filing Fee Tables	Filed herewith
[Remainder of page intentionally left blank. Signature pages follow.]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 24, 2025.

WORTHINGTON ENTERPRISES, INC.
By: /s/ Joseph B. Hayek
Joseph B. Hayek President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 24, 2025.

Signature	Title
/s/ Joseph B. Hayek	President and Chief Executive Officer (Principal Executive Officer) and a Director
Joseph B. Hayek
/s/ Colin J. Souza	Vice President and Chief Financial Officer (Principal Financial Officer)
Joseph B. Hayek
/s/ Kevin J. Chan	Vice President – Corporate Controller (Principal Accounting Officer)
Kevin J. Chan
/s/ John B. Blystone*	Chairman of the Board and a Director
John B. Blystone
/s/ Kerrii B. Anderson*	Director
Kerrii B. Anderson
/s/ David P. Blom*	Director
David P. Blom
/s/ Mark C. Davis*	Director
Mark C. Davis
/s/ Michael J. Endres*	Director
Michael J. Endres
/s/ Paul G. Heller*	Director
Paul G. Heller
/s/ Ozey K. Horton, Jr.*	Director
Ozey K. Horton, Jr.
/s/ John H. McConnell II*	Director
John H. McConnell II
/s/ Brant J. Standridge*	Director
Brant J. Standridge
/s/ Billy R. Vickers *	Director
Billy R. Vickers
/s/ Virgil L. Winland*	Director
Virgil L. Winland

* The above-named directors of the Registrant sign this Registration Statement by Patrick J. Kennedy, their attorney-in-fact, pursuant to the Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed as Exhibit 24.1 to this Registration Statement.